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                                                                    Exhibit 5.3



                            [Letterhead of Walkers]


                                                               CW/mmcc/S87-30377


Tioxide Americas Inc.
Huntsman International LLC




                                                                 17 April, 2001



Dear Sirs,

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Documents (as defined in Schedule 1 hereto) being entered into by Tioxide Americas Inc. (the "Company").

For the purposes of giving this opinion, we have examined the documents listed in Schedule 1 hereto.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents nor upon the commercial terms of the transactions contemplated by the Documents.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3 hereto, we are of the opinion that under the laws of the Cayman Islands:

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1.   The Company is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has full power and legal right to execute and deliver the Documents to be executed by it and to perform the provisions of the Documents to be performed on its part.

2. The Company has taken all necessary corporate action to duly authorise the execution and delivery of the Documents and to perform its respective obligations thereunder. When delivered by the Company, the Documents will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.



3. The execution, delivery and performance of the Documents to which the Company is a party, the consummation of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not:

     (i) contravene any law or regulation of the Cayman Islands applicable to the Company; or

     (ii)  contravene the Memorandum and Articles of Association of the Company.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit, the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent other than the Holders of the Exchange Notes (as defined in the Indenture) and Skadden, Arps, Slate, Meagher & Flom LLP who may rely upon this opinion solely for the purpose of rendering an opinion letter to the Company and the Guarantors (as defined in the Registration Statement) in connection with the issuance and delivery of the Exchange Notes (as defined in the Registration Statement) and the Guarantees (as defined in the Registration Statement). We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.


                                    Yours faithfully,


                                    /s/ WALKERS

                                    WALKERS

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                                  Schedule 1


                          List of Documents Examined


(1) the Memorandum and Articles of Association of the Company adopted by special resolution on 25th June 1999 and the Certificate of Registration By Way of Continuation of the Company dated 25th June 1999;

(2) a Certificate of Good Standing in respect of the Company dated 10 April, 2001 issued by the Registrar of Companies;

(3) an executed copy of the written resolutions of the Board of Directors of the Company dated 5 March, 2001 (the "Resolutions");

(4)  the Exchange Notes (as defined in the Indenture);

(5) the Registration Statement on Form S-4 (as amended) filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended relating to the exchange of an aggregate principal amount of Euros 200,000,000 of the Company's 10 and 1/8% Senior Subordinated Notes due 2009 for a like principal amount and denomination of its issued and outstanding 10 and 1/8% Senior Subordinated Notes due 2009 from the holders thereof (the "Registration Statement");

(6) (i) the Indenture dated as of 13 March, 2001 among Huntsman International LLC, each of the Guarantors including the Company named therein and The Bank of New York;

     (ii) the Guarantee dated as of 13 March, 2001 executed by the Company;

(7) such other documents as we have considered necessary for the purposes of rendering this opinion.

(the documents listed in paragraphs (6)(i) to (6)(ii) above inclusive are collectively referred to in the opinion as the "Documents").

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                                  Schedule 2


                                  Assumptions


The opinions hereinbefore given are based upon the following assumptions:

1. There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents and that, in so far as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2. The Documents are within the capacity and powers of and have been or will be duly authorised, executed and delivered by each of the parties thereto (other than the Company) and constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

3. The choice of the laws of the jurisdiction selected to govern each of the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands).

4. All authorisations, approvals, consents, licences and exemptions required by and all filings and other requirements of each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied.

5. All conditions precedent contained in the Documents have been or will be satisfied or waived.

6. No disposition of property effected by any of the Documents is made wilfully to defeat an obligation owed to a creditor and at an undervalue.

7. The Company was on the date of execution of the Documents to which it is a party able to pay its debts as they became due from its own moneys, and that any disposition or settlement of property effected by any of the Documents is made in good faith and for valuable consideration.

8. None of the Documents has been or will be executed or delivered in the Cayman Islands.

9. All original documents are authentic, that all signatures and seals are genuine, that all documents purporting to be sealed have been so sealed, that all copies are complete and conform to their original and that the Documents conform in every material respect to the latest drafts of the same produced to us.

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10.  The copies of the Memorandum and Articles of Association, Register of
     Members, Register of Directors and Officers and Register of Mortgages and Charges viewed at the Registered Office of the Company are true and correct copies of the originals of the same and that all matters required by law to be recorded therein are so recorded.

11. The corporate records of the Company examined by us on 13 March, 2001 at its Registered Office constitute its complete and accurate corporate records and that all matters required by law to be recorded therein are so recorded.

12. None of the parties to any of the Documents is a person, political faction or body resident in or constituted under the laws of any country currently the subject of United Nations Sanctions ("Sanctions") extended to the Cayman Islands by the Order of Her Majesty in Council. At this date Sanctions currently extend to Libya, Iraq, Kuwait, Haiti, The Federal Republic of Yugoslavia, Sierra Leone, Liberia, Somalia, Rwanda, Serbia & Montenegro, Angola, the Uniao Nacional para a Independencia Total de Angola ("UNITA"), Afghanistan, Eritrea or Ethiopia and the Taliban (an Afghan political faction which calls itself the Islamic Emirate of Afghanistan).

13. At the time of the registration by way of continuation of the Company in the Cayman Islands and as a matter of the laws of the State of Delaware, the Directors of the Company were John A. Collingwood, Rene Lachance and Guy Gauthier and the shareholder of the Company was ICI American Holdings Inc.

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                                  Schedule 3


                                Qualifications


The opinions hereinbefore given are subject to the following qualifications:

1. The term "enforceable" as used above means that the obligations assumed by the Company under the Documents are of a type which the courts of the Cayman Islands enforce; it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

     (a) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

     (b)  enforcement may be limited by general principles of equity;

     (c) claims may become barred under statutes of limitation or may be or become subject to defences of set-off or counterclaim;

     (d) where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

     (e) an award of a court of the Cayman Islands may be required to be made in Cayman Islands dollars;

     (f) to the extent that any provision of the Documents is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands; in particular, the enforceability of any provision of the Documents which imposes additional obligations in the event of any breach or default, or of payment or prepayment being made other than on an agreed date may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

     (g) to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands; and

     (h) a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard.

2. Cayman Islands stamp duty will be payable if the Documents are executed in, brought to, or produced before a court of the Cayman Islands. Such duty would be nominal except in the case of:

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     (a)  a legal or equitable mortgage or charge of immovable property or a debenture:

           (i) where the sum secured is CI$300,000 (US$360,000) or less, in which case such duty would be 1% of the sum secured;

           (ii) where the sum secured is more than CI$300,000 (US$360,000), in which case such duty would be 1.5% of the sum secured;

     (b) a legal or equitable mortgage of movable property (not including a debenture), in which case such duty would be 1.5% of the sum secured;

     (c) a bill of sale, in which case such duty would be 1% of the sum secured;

     PROVIDED that no duty shall be payable where the property is situated outside the Cayman Islands and that in the case of a mortgage of moveable property situated in the Cayman Islands granted by an exempted company or by an ordinary non-resident company (as defined in the Companies Law (2000 Revision)) or by a body corporate incorporated outside the Cayman Islands, the maximum duty payable shall be CI$500.00. (US$600.00).

3. A certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, if, for example, it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

4. If any provision of the Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts.

5. To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

6. Any term of any of the Documents may be amended orally by the parties thereto, notwithstanding provisions to the contrary contained therein.

7. Notwithstanding any purported date of execution in any of the Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Documents may provide that they have retrospective effect as between the parties thereto alone.

8. The effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty are limited by law.

9. In giving this opinion, we have relied upon the accuracy of the Secretary's Certificate on the date of issue hereof without further verification.

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10.  All powers of attorney granted by the Company in the Documents and which by their terms are irrevocable, are valid and irrevocable only if given to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee.

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